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                                                                    EXHIBIT 23.6



                        CONSENT OF GOLDMAN, SACHS & CO.



Board of Directors


American Oil & Gas Corporation


333 Clay Street


Suite 2000


Houston, TX 77002



Re: Joint Proxy Statement/Prospectus of K N Energy, Inc. ("KNE") and American
    Oil and Gas Corporation ("AOG") dated June 2, 1994



Gentlemen:



     Reference is made to our opinion with respect to the fairness to the holders of the outstanding shares of Common Stock, par value $0.04 per share, of AOG of the exchange ratio of 0.47 shares of Common Stock, par value $5.00 per share, of KNE per share of AOG Common Stock to be received by holders of AOG Common Stock pursuant to the Agreement of Merger dated as of March 24, 1994 among KNE, KNE Acquisition Corporation and AOG.



     The foregoing opinion letter has been furnished for the information and assistance of the Board of Directors of AOG in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.



     In that regard, we hereby consent to the references to the opinion of our firm under the captions "Summary -- The Merger -- Opinions of Financial Advisors," "The Merger -- Background," "The Merger -- AOG's Reasons for the Merger; Recommendation of Board of Directors of AOG," "The Merger -- Opinions of Financial Advisors" and "Terms of the Merger -- Conditions to the Merger" and to the inclusion of the foregoing opinion in the above-mentioned Joint Prospectus/Proxy Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.



                                          /s/  GOLDMAN, SACHS & CO.



New York, New York


June 1, 1994